Exhibit 10.3

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request.  Omissions are designated as “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

KBI BioPharma, Inc. Services Agreement

This Services Agreement (“Agreement”) dated 5 September, 2008 between Senesco Technologies, Inc, a Delaware company (“Client”) having its principal place of business at 303 George Street, Suite 420, New Brunswick, NJ 08901 and KBI BioPharma, Inc., a Delaware company (“KBI BioPharma”) having its principal place of business at 1101 Hamlin Road, Durham, North Carolina 27704 (each a “Party”, collectively the “Parties”).

Whereas:

Client desires KBI BioPharma to perform services in accordance with the terms of this Agreement and KBI BioPharma desires to perform such services.

In consideration of the above statements, which form part of this Agreement, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

1.             Performance

KBI BioPharma will perform the services (the “Services”) detailed in the proposal and/or scope-of-work set forth in Attachment One (the “Proposal”) on behalf of Client in accordance with this Agreement herein incorporating the Proposal and incorporating the Quality Agreement (applicable only for projects with cGMP activities) attached hereto as Attachment Two.  In the event of any conflict between this Agreement and the Proposal, this Agreement shall control.  In the event of any conflict between the Proposal and any applicable Quality Agreement, the Quality Agreement shall control.

Client shall support and cooperate with the execution of the services and shall not engage in any act or omission, which may reasonably be expected to prevent or delay the successful execution of the Services. Such support and cooperation shall include, but not be limited to, informing KBI BioPharma of global regulatory strategy for development and approval of the product(s) to the extent relevant to the Proposal, prompt review and approval of documents requiring Client’s signature, timely delivery of methods and materials and prompt response to other similar issues.

2.             Compliance with Applicable Government Regulations

KBI BioPharma will undertake the Services in compliance in all material respects with applicable laws, rules, regulations and guidelines; provided that the U.S. Food and Drug Administration (FDA) current Good Manufacturing Practices (cGMP) shall apply if and only to the extent cGMP activities are specified in the Proposal.

3.             Client Obligations

Unless otherwise agreed to by the Parties in writing, Client is solely responsible, in each case in accordance with the Proposal, for: (a) provision of complete and accurate scientific data regarding the Proposal; (b) provision of all information necessary to effect the reliable transfer of methods to KBI BioPharma; (c) provision of specific reagents, reference standards or other materials necessary for execution of the Proposal; (d) if applicable, review and approve in-process and finished product test results to ensure conformity of such results with product specifications, regardless of which party is responsible for finished product release; (e) preparation of all submissions to regulatory authorities; and (f) performance of other obligations of Client set forth in the Proposal.

4.             Hazardous Materials

Client warrants to KBI BioPharma that no specific safe handling instructions are applicable to any substance or material provided by Client to KBI BioPharma, except as disclosed to KBI BioPharma in sufficient time for review and training by KBI BioPharma prior to delivery.  Where appropriate or required by law Client shall provide a Material Safety Data Sheet and instructions for proper storage for all Client-provided materials, finished product and reference standards.

5.             Facility Visits and Audits

Client’s representatives may visit KBI BioPharma’s facilities during normal business hours and with prior written notice to observe the progress of the Proposal, provided that such access does not compromise cGMP compliance or safety.  KBI BioPharma will assist Client in scheduling such visits, which will be conducted in a manner reasonably required to protect confidentiality of other clients.Client may conduct one quality assurance audit per calendar year at no cost in accordance with the provisions of the Quality Agreement (if applicable).  Additional audits will be invoiced separately on a time and materials basis at the then current rate for such services.

6.             Regulatory Inspections

KBI BioPharma will promptly notify Client of any regulatory inspections directly relating to the Proposal in accordance with the terms of the Quality Agreement (if applicable) incorporated herein.  Client accepts reasonable and documented costs charged by a regulatory authority for inspections directly related to the Proposal.

7.             Compensation

KBI BioPharma will invoice Client as set forth in the Proposal.  Payments are due thirty (30) days from date of invoice.  Late payments are subject to an interest charge of one and one half percent (1½%) per month or, if less, the maximum legal interest rate per month.  Failure to bill for interest due shall not be a waiver of KBI BioPharma’s right to charge interest.

KBI BioPharma requires payment of an initial fee, specified in the proposal, prior to commencement of Services, to account for facilities preparation costs and resource allocation commitments with respect to Client’s project(s).  Unless otherwise provided in the applicable Proposal, initial fees are nonrefundable (absent an uncured breach by KBI BioPharma) and are due and payable at signing, or in any event within five (5) days, without issuance of an invoice by KBI BioPharma.

8.             Taxes

Client will pay (or reimburse in full to KBI BioPharma) any sales, use, gross receipts, compensating or other taxes, licenses or fees (excluding KBI BioPharma’s net income and franchise taxes) to be paid by KBI BioPharma to any tax jurisdiction arising from the Proposal.

9.             Change Orders

KBI BioPharma may revise the price for the Services as set forth in the Proposal if (a) Client revises KBI BioPharma’s responsibilities, the specifications, the Proposal instructions, procedures, assumptions, processes, test protocols, test methods, analytical requirements or otherwise requests a modification to the Proposal, (b) Client’s requirements or any Client-provided information is inaccurate or incomplete and such inaccuracy or incompleteness results in increased costs to KBI BioPharma, (c) necessitated by changes to applicable laws, rules or regulations (d) if necessitated by an event outside the control of KBI BioPharma, including , without limitation, the events described in section 16 (Force Majeure) or (e) for other such reasons set out in the Proposal.  Client will be notified of such revision via issuance of a Change Order detailing the reasons for the price revision and subject to Client’s written consent.

10.           Shipment

Unless otherwise agreed in writing by the parties, all products, raw materials, samples components or other materials shipped by KBI BioPharma are delivered F.O.B. KBI BioPharma’s facilities.  KBI BioPharma shall package for shipment such product, raw materials, samples, components or other materials at Client’s expense (including insurance) and in accordance with Client’s full written and reasonable instructions.

11.           Limitations of Liability

Notwithstanding any other provision in this Agreement, KBI BioPharma’s liability for losses to Active Pharmaceutical Ingredient, bulk drug product, intermediates, samples, reagents or other materials provided by Client, whether or not incorporated into finished product, shall in no event exceed the undisputed fair market value thereof.

Notwithstanding anything herein to the contrary, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE ENTITLED TO INCIDENTAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR SPECIAL DAMAGES, WHETHER OR NOT FORESEEABLE, ARISING IN CONNECTION WITH THE DEFAULT OR BREACH OF ANY OBLIGATION OF THE OTHER PARTY UNDER THIS AGREEMENT, THE PROPOSAL, THE QUALITY AGREEMENT OR ANY APPENDICES OR DOCUMENTS RELATED THERETO, SUBJECT TO SECTION 15 HEREOF.

12.           Warranties

KBI BioPharma warrants to Client that (i) it will render the Services in a manner that meets professional and industry standards for work of a similar nature and (ii) it will use commercially reasonable efforts to perform the Services and, to the extent applicable for cGMP services, the Quality Agreement. EXCEPT AS EXPRESSLY STATED IN THIS SECTION 12, KBI BIOPHARMA DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED WITH RESPECT TO THE SERVICES AND ANY MATERIALS PROVIDED HEREUNDER, AND CLIENT HEREBY WAIVES ALL SUCH WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.   Except as otherwise provided in this Agreement, Client’s sole remedy and KBI BioPharma’s exclusive obligation under the foregoing warranty in this Section 12 is for KBI BioPharma, at its option, to either re-perform or correct such services (without cost or expense to Client, including shipping conforming KBI BioPharma deliverables to Client) or to refund to Client the amount paid therefore, including the cost of shipping.  For avoidance of doubt, Client understands and agrees that the Services are experimental in nature, that biopharmaceutical process development is subject to certain inherent risks, and as such nothing in this Agreement shall be construed as a guarantee or warranty by KBI BioPharma that the Services, or the materials, data, information of other results produced in connection therewith, will meet or otherwise satisfy any of the objectives, goals or targets stated in the Proposal.

13.           Confidentiality

All information disclosed by a party in connection with the Proposal shall be considered confidential information.  For the duration of the Proposal and for a period of five (5) years thereafter, neither Party shall disclose confidential information disclosed by the other Party without prior written permission unless such information is (i) disclosed to an affiliate that is under similar obligation to keep such information confidential; (ii) is or becomes publicly available through no fault of the receiving Party; (iii) is disclosed by a third party entitled to disclose it; (iv) is already known to the receiving Party as shown by its prior written records; or (v) is required to be disclosed by any law, rule, regulation, order, decision, decree, subpoena or other legal process provided that the receiving Party shall give prompt notice thereof to the disclosing Party and shall cooperate with the disclosing Party to obtain a confidentiality order or other similar protection.

14.           Intellectual Property

All Client Materials that KBI BioPharma may have access to in order to perform the Services shall be owned exclusively by the Client.  Nothing in this Agreement shall be deemed to grant any rights to KBI BioPharma in any Client Materials, other than the right for KBI BioPharma to perform the Services in accordance with the terms of this Agreement.  For the purposes hereof, “Client Materials” means all Client proprietary information, intellectual property and developments, including without limitation, all patents, patent applications, know-how, inventions, design, concepts, technical information, manuals, instructions which are owned, licensed or controlled by Client relating to pharmaceutical or diagnostic products or the development, formulation, manufacture, processing, packaging, analysis or testing thereof.  In the event that Client loses or forfeits its rights in such proprietary technologies during the term of this Agreement for any reason, Client shall provide notice of same to KBI BioPharma immediately and this Agreement shall be subject to immediate termination by KBI BioPharma at that time.

Any and all ***, and ***, whether *** of this Agreement (“***”), including without limitation any *** and *** which are based on Client Materials, shall be *** KBI BioPharma shall at Client’s request assign to Client or its designee all of its rights and title in the Custom Intellectual Property, which assignment is accepted by Client. Prior to the commencement of work hereunder, KBI BioPharma has or shall enter into agreements with all employees and consultants involved in the carrying out of this Agreement sufficient to provide Client with the assignments and licenses set forth in this Agreement.

Client acknowledges that KBI BioPharma, and KBI BioPharma’s personnel, possess and continuously update proprietary inventions, tools, templates, models, methodologies, processes, know-how, trade secrets, improvements, and other intellectual properties and other assets (including but not limited, to analytical methods, procedures and techniques, computer technical expertise and software, and business practices, related to the development and commercialization of biopharmaceuticals, as well as other areas, which have been independently developed by KBI BioPharma and its personnel), certain of which may be used, improved, modified or developed by KBI BioPharma in the course of a rendering Services (collectively, “KBI BioPharma Process Technology”).  Except as otherwise specified herein, KBI BioPharma, and KBI BioPharma’s personnel, shall retain exclusive right, title and interest in and to all KBI BioPharma Process Technology and improvements thereto.

15.           Indemnification

KBI BioPharma will indemnify and hold harmless Client, its affiliates and their officers, directors, agents, and employees against any loss, cost, damage or expense (a “Loss”) from any lawsuit, action, claim, demand, assessment or proceeding brought by a third party (a “Claim”) arising directly or indirectly from (i) the conduct of the Proposal as a result of KBI BioPharma’s gross negligence or intentional misconduct or inaction or (ii) KBI BioPharma’s material breach or non-performance of this Agreement; provided that if such Loss or Claim arises in whole or part from Client’s gross negligence or intentional misconduct or inaction, then the amount of such loss that KBI BioPharma shall indemnify Client for shall be reduced by an amount proportional to Client’s responsibilities for such Loss as determined by a court of competent jurisdiction.

Client will indemnify and hold harmless KBI BioPharma, its affiliates and their officers, directors, agents, and employees against any Loss or Claim arising directly or indirectly from (i) Client’s gross negligence or intentional misconduct or inaction, (ii) Client’s material breach or non-performance of this Agreement, or (iii) Client’s use, handling, distribution or sale of the products or other deliverables resulting from a Proposal; provided that if such Loss or Claim arises in whole or part from KBI BioPharma’s gross negligence or intentional misconduct or inaction, then the amount of such loss that Client shall indemnify KBI BioPharma for shall be reduced by an amount proportional to KBI BioPharma’s responsibilities for such Loss as determined by a court of competent jurisdiction.

16.           Force Majeure

Neither party will be liable for any failure to perform or for delay in performance resulting from any cause beyond its reasonable control, including, without limitation, acts of God, fires, floods, or weather, disease, strikes or lockouts, factory shutdowns, embargoes, wars, hostilities or riots, acts of terrorism, shortages in transportation, government action or power failure, provided that such failure to perform shall be excused only to the extent of and during such disability.  Any time specified or estimated for completion of performance of Services falling due during or subsequent to the occurrence of any such events shall be automatically extended for a period of ninety (90) days to recover from such disability.  If any part of the Proposal is invalid as a result of such disability, KBI BioPharma will, upon written request from Client, and at Client’s sole cost and expense, repeat that part of the Proposal affected by the disability.

17.           Use and Disposal

Client represents and warrants to KBI BioPharma that it has legal title and/or a valid license to materials, process patents and other intellectual property necessary to conduct the Proposal and that KBI BioPharma’s performance of the Proposal will not violate or infringe on the patents, trademarks, service marks or copyrights of any third party.  Client further represents and warrants to KBI BioPharma that it will hold, use and/or dispose of Product and materials provided by KBI BioPharma in accordance with all applicable laws, rules and regulations.

KBI BioPharma represents and warrants to Client that it has legal title and/or a valid license to those materials, process patents and other intellectual property not furnished by Client that are necessary to conduct the Services, and that KBI BioPharma’s use or application thereof in its performance of the Services will not violate or infringe on the patents, trademarks, service marks or copyrights of any third party.  KBI BioPharma further represents and warrants to Client that it will hold, use and/or dispose of information and materials provided by Client in accordance with all applicable laws, rules and regulations.

18.           Independent Contractor

KBI BioPharma shall perform the Proposal as an independent contractor of the Client and shall have complete and exclusive control over its facilities, equipment, employees and agents.  The relationship between the parties shall not constitute a partnership, joint venture or agency nor constitute either party as the agent, employee or legal representative of the other.

19.           Publicity

Neither Party will make any press release or public disclosure or use the name of the other party or its employees in any advertising or sales promotional material without the other Party’s express prior written consent.

20.           Authority

Client grants KBI BioPharma full authority to use any Client supplied materials or substances *** for the ***. Each party represents and warrants to the other party that it has the full right and authority to enter into this Agreement and to perform in accordance with the terms and conditions set forth herein.  Each Party further represents and warrants to the other Party that it has obtained and will, at all times during the term of this Agreement, hold and comply with all licenses, permits and authorizations necessary to perform this Agreement as now or hereafter required under any applicable statutes, laws, ordinances, rules and regulations of the United States and any applicable foreign, state and local governments and governmental agencies.

21.           Amendment and Precedence

The Proposal, the terms and conditions herein and any applicable Quality Agreement constitute the entire agreement between the Parties relative to the Proposal and may not be modified without the mutual written consent of both Parties. The Parties agree that the terms and conditions contained in this Agreement shall prevail over any terms and conditions of any purchase order, acknowledgment form or other instrument.  Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement.  Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

22.           Choice of Law

This Agreement between the Parties governed by these standard terms and conditions shall be construed and enforced in accordance with the laws of and in the venue of the State of North Carolina except for its rules regarding conflict of laws.

23.           Dispute Resolution

If a dispute arises between the Parties in connection with this Agreement, the respective presidents or senior executives of KBI BioPharma and Client shall first meet as promptly as practicable and attempt to resolve in good faith such dispute.  If such parties cannot resolve the dispute, then such dispute shall be referred to mediation in accordance with the rules of the American Arbitration Association.  The Parties shall participate in the mediation in a good faith attempt to settle the dispute.  The mediation shall be held in Durham County, North Carolina.  If mediation fails to resolve the dispute, such dispute shall be resolved in the jurisdiction of the defendant by binding arbitration, by a neutral arbitrator, under the rules of the American Arbitration Association.

24.           Assignment

This Agreement between the Parties shall not be assigned in whole or in part by either Party without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed except that no such consent shall be required for an assignment by a Party in whole or in part in connection with a merger or other business combination or sale of all or substantially all assets.

25.           Termination

Client may terminate this Agreement prior to completion of the Proposal by providing sixty (60) days written notice to KBI BioPharma.  Upon receipt of such notice of termination, KBI BioPharma will promptly scale down the affected portion of the Proposal and avoid (or minimize, where non-cancellable) any further related expenses.  In the event that Client elects to terminate for reasons other than a material breach of this Agreement by KBI BioPharma that KBI BioPharma fails to cure or commence such cure within thirty (30) days of written notice of such breach, Client shall pay KBI BioPharma upon receipt of invoice all of its costs incurred or irrevocably obligated related to the Proposal, plus, as liquidated damages and not as a penalty, a cancellation fee equal to twenty percent (20%) of the uninvoiced portion of the total Proposal as of the effective date of termination.

In the event of a material breach of this Agreement by Client that is not cured after a thirty (30) day written notice of such breach, KBI BioPharma may terminate this Agreement prior to completion of the Proposal by giving sixty (60) days written notice to Client.  Upon such termination, KBI BioPharma will promptly scale down the affected portion of the Proposal and avoid (or minimize, where non-cancellable) any further related expenses.  In addition, Client shall pay KBI BioPharma upon receipt of invoice all of its costs incurred or irrevocably obligated related to the Proposal, plus, as liquidated damages and not as a penalty, a cancellation fee equal to twenty percent (20%) of the uninvoiced portion of the total Proposal as of the effective date of termination.

The termination of this Agreement for any reason shall not relieve either Party of its obligations to the other in respect of: (i) confidentiality; (ii) consents for advertising purposes and publications; (iii) indemnification; (iv) intellectual property; and (v) compensation for Services performed.

26.           Survival

Sections 13, 14, 15, 18, 19, 22, 23 and this Section 26 of the terms and conditions herein shall survive termination or expiration of this Agreement.

27.           Notice

Any notice required to be given pursuant to the terms and provisions hereof shall be in writing and shall be sent by certified or registered mail, postage prepaid with return receipt requested, or by nationally recognized overnight courier, postage prepaid with return receipt requested, or by confirmed facsimile (with printed confirmation of receipt), to the other Party at the address first indicated above, or at such other address or addresses indicated in written notice by a Party from time to time hereafter.  Each notice shall be deemed sufficiently given, served, sent, or received for all purposes at such time as it is delivered to the addressee or at such time as delivery is refused by the addressee upon presentation.

28.           Severability

In the event that any one or more of the provisions of this Agreement should be held for any reason by any court or authority having jurisdiction over this Agreement, or over any of the Parties to this Agreement, to be invalid, illegal, or unenforceable, such provision or provisions shall be reformed to approximate as nearly as possible the intent of the parties, and if unreformable, shall be divisible and deleted in such jurisdictions; elsewhere, this Agreement shall not be affected.

29.           Waiver.

The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party, whether of a similar nature or otherwise.  No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

30.           Counterparts

This Agreement may be executed in duplicate and either copy or both copies are considered originals.

In Witness Whereof, the Parties by their authorized representatives execute this Agreement as of the date first above written

KBI BioPharma, Inc.		Client

By:	/s/ KHURSHID IQBAL	By:	/s/ Richard S. Dondero

Name:	KHURSHID IQBAL	Name:	Richard S. Dondero

Title:	Senior VP and CSO	Title:	VP of Research and Development